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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Howell                            Hilton               H.
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   (Last)                           (First)             (Middle)

   4370 Peachtree Road, NE
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                                    (Street)

   Atlanta                           GA                   30319-3000
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Atlantic American Corporation - AAME

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3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
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4. Statement for Month/Year

   June, 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

              President and CEO

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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                      19,022         I        401(k)Plan
                                                                                                                          (1)
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Common Stock                          06/01/01        P              3,100        A    $1.680645 164,000         D
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Common Stock                          N/A                                                         39,025         I        By Spouse
                                                                                                                          2(***)
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Common Stock                          N/A                                                          6,720         I        3(***)
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* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Emp Stock Option   $2.50  02/29/00     A       20,000      02/29/05 02/29/05 Cmn.Stk.  20,000           220,000      D       (4)

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Explanation of Responses:
*** Reporting person expressly disclaims beneficial ownership of such securities.
(1) The information herein is based on a plan statement as of December 31,2000.
(2) Includes 1,025 shares held directly by spouse; 6,000 shares held F/B/O daughter, Alston Elizabeth Howell, with spouse as Custodian; and 7,000 shares held F/B/O son, Hilton Hatchett Howell, III, with spouse as Custodian, 12,500 shares held F/B/O daughter, Anna Louise Howell, with spouse as custodian; and 12,500 shares held F/B/O, Julia Bailey Howell, with spouse as custodian.
(3)  Joint by Son with Harriett J. Robinson.
(4) Options granted pursuant to the Company's 1992 Incentive Plan at option prices ranging from $2.50 to $3.75.


                        /s/                                    06/27/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.


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